Pricing Supplement dated July 5, 2007	Rule 424(b)(2)
(To Prospectus dated November 16, 2006 and	File No. 333-138755
Prospectus Supplement dated November 16, 2006)	Cusip No. 88319QL68
Textron Financial Corporation
Medium-Term Notes, Series E
Due Nine Months or More from Date of Issue
Textron Financial Canada Funding Corp.
Medium-Term Notes, Series E-CAD
Due Nine Months or More from Date of Issue
Fully and Unconditionally Guaranteed
by
Textron Financial Corporation
Fixed Rate
Issuer: Textron Financial Corporation

Principal Amount: $10,000,000	Interest Rate: 6.20% per annum
Issue Price: 100.000%	Original Issue Date : July 17, 2007
Agent’s Discount or Commission: $0	Stated Maturity Date: July 17, 2037
Net Proceeds to Issuer: $10,000,000

CALCULATION OF REGISTRATION FEE

Title of each class	Maximum Aggregate	Amount of
of securities offered:	Offering Price (1):	Registration Fee
Medium-Term Notes, Series F due July 17, 2037	$10,000,000	$307.00
TOTAL		$307.00

(1)	Excludes accrued interest, if any.

Interest Payment Dates:
☐	March 15th and September 15th
☑	Other: The 17th day of each month beginning August 17, 2007 subject to the Following Business Day Convention

Regular Record Dates (if other than the last day of February and August): The 2nd day of each month beginning August 2nd, 2007

Redemption:
☐	The Notes cannot be redeemed prior to the Stated Maturity Date.
☑	The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
☑	The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐ Yes ☑ No
Issue Price: %
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Agent:
☑	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐ HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐ J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐ Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐ UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐ Wachovia Capital Markets, LLC
☐	Deutsche Bank Securities Inc.	☐ Other: __________________

Agent acting in the capacity as indicated below:
☑ Agent ☐ Principal

If as Principal:
☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a Variable Rate.

Other Provisions:

Initial Redemption Date: July 17, 2012 with 10 calendar days notice
Initial Redemption Percentage: 100.000%
Subsequent Redemption Dates: Semi-annually on the 17th of each January and July (after Initial Redemption Date) with 10 calendar days notice
Subsequent Redemption Percentage: 100.000%
Terms are not completed for certain items above because such items are not applicable.